UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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Rock of Ages Corporation
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ROCK OF AGES CORPORATION

560 GRANITEVILLE ROAD

GRANITEVILLE, VERMONT 05654

May 16, 2008

To our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Rock of Ages Corporation, to be held at our Visitors Center, located adjacent to the Rock of Ages Craftsman Center and main office at 558 Graniteville Road, Graniteville, Vermont 05654, on Thursday, June 26, 2008 at 10:30 a.m., local time.

We encourage you to read the enclosed Notice of Annual Meeting and proxy statement carefully, as well as the enclosed 2007 Annual Report.

Our annual meeting serves as a good opportunity for you to learn more about Rock of Ages and talk informally with many of our people. We will provide informal tours of our quarry and manufacturing operations to shareholders who request them.

We hope to see you at the annual meeting.  It is important that your shares be represented at the annual meeting regardless of whether you are able to attend personally.  Therefore, please sign, date and promptly return the enclosed proxy card(s) in the prepaid mailing envelope, or vote by proxy by telephone or through the Internet using the procedures set forth in the accompanying proxy statement and proxy card.  If you attend the annual meeting, you may vote in person if you wish, even if you previously submitted a proxy.

I look forward to seeing you on June 26th.

                                                                                      Sincerely,

                                                                                     /s/ Kurt M. Swenson

                                                                                     Kurt M. Swenson

                                                                                     Chairman and Chief Executive Officer

ROCK OF AGES CORPORATION

560 Graniteville Road

Graniteville, Vermont 05654

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

JUNE 26, 2008

To the Stockholders of
Rock of Ages Corporation:

Notice is hereby given that the 2008 Annual Meeting of the Stockholders of Rock of Ages Corporation will be held at the Rock of Ages Visitors Center, 558 Graniteville Road, Graniteville, Vermont 05654, on Thursday, June 26, 2008 at 10:30 a.m., local time, for the following purposes:

1.	To elect three Class II directors, each for a three-year term expiring at the annual meeting of stockholders in 2011, and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the 2008 fiscal year; and

3.	To transact any other business that may properly come before the annual meeting or any adjournment(s) thereof.

The close of business on April 28, 2008 has been fixed as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting, whether in person or by proxy.

                                                                                                By Order of the Board of Directors

        /s/ Richard C. Kimball

        Richard C. Kimball

                                                                                                Secretary

Your vote is important.  Please sign, date and return the accompanying proxy card(s) in the enclosed envelope, or otherwise vote by proxy in accordance with the voting instructions set forth in the accompanying proxy statement and proxy card(s).  Please note that separate proxy cards have been provided for Class A Common Stock and Class B Common Stock.  If you are a holder of both classes of stock, please sign, date and return both proxy cards or otherwise vote by proxy in accordance with the voting instructions set forth in the accompanying proxy statement and proxy card(s), so that all of your shares are voted.  If you attend the annual meeting, you may vote in person whether or not you have sent in your proxy card(s).

ROCK OF AGES CORPORATION

PROXY STATEMENT

General

We are furnishing this proxy statement in connection with the solicitation, by and on behalf of the Board of Directors of Rock of Ages Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Company's 2008 Annual Meeting of Stockholders, and at any adjournment(s) thereof.  The annual meeting will be held at the Rock of Ages Visitors Center, 558 Graniteville Road, Graniteville, Vermont, on Thursday, June 26, 2008 at 10:30 a.m., local time.  The principal offices of the Company are located at 560 Graniteville Road, Graniteville, Vermont 05654.

This proxy statement, the accompanying proxy card(s) and the Company's 2007 Annual Report are first being mailed to stockholders on or about May 16, 2008.

Record Date, Voting Securities, Quorum and Vote Required

Only holders of record of the Class A Common Stock, par value $.01 per share, of the Company (the "Class A Common Stock"), and Class B Common Stock, par value $.01 per share, of the Company (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), at the close of business on April 28, 2008, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting.  On the record date, the Company had outstanding (i) 4,812,342 shares of Class A Common Stock, each of which is entitled to one vote, or a total of 4,812,342 votes, and (ii) 2,603,721 shares of Class B Common Stock, each of which is entitled to ten votes, or a total of 26,037,210 votes.  Accordingly, at the close of business on the record date, 7,416,063 shares of Common Stock were outstanding, representing a total of 30,849,552 votes.

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the total voting power of the issued and outstanding shares of Common Stock is necessary to constitute a quorum to transact business.  Shares held as of the record date by holders who are present or represented by proxy at the annual meeting but who have abstained from voting or have not voted with respect to some or all of such shares on any proposal to be voted on at the annual meeting will be counted as present for the purposes of establishing a quorum.  If a quorum is present at the meeting, the Class II directors will be elected by a plurality of the votes cast either in person or by proxy at the annual meeting (Proposal No. 1).  Under our Amended and Restated By-Laws, ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for the 2008 fiscal year (Proposal No. 2), will require the affirmative vote of the holders of Common Stock representing a majority of the voting power of the shares of Common Stock present or represented by proxy at the meeting.

Shares represented by proxies that are marked "WITHHELD" with regard to any or all of the nominees for election as a director (Proposal No. 1) will be excluded entirely from the vote on such nominee(s) and thus will have no effect on the outcome of the vote. Shares represented by proxies which are marked "ABSTAIN" with regard to the ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for 2008 (Proposal No. 2) will have the effect of a negative vote.

A broker "non-vote" occurs with respect to shares as to a proposal when a broker who holds shares of record in his name is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.  Brokers holding your shares in their name will be permitted to vote those shares with respect to the election of directors (Proposal No. 1) and the ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2008 (Proposal No. 2) without instruction from you, and, accordingly, broker non-votes will not occur with respect to either of the two proposals.

Voting

Voting Your Proxy

You may vote in person at the annual meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

 If you sign and return your proxy cards(s) to us in time for it to be voted at the annual meeting, one of the individuals named as your proxy will vote your shares as you have directed on the proxy card(s).  If you sign and timely return your proxy card(s) but no indication is given as to how to vote your shares as to one or both of the proposals to be voted on at the annual meeting, your shares will be voted FOR any proposal as to which you have given no indication as to how to vote.

The Board of Directors knows of no matters, other than Proposal Nos. 1 and 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders, and we have not received notice of any such other matter as required by our Amended and Restated By-Laws, in order to be presented at the annual meeting.  If any other matter is properly presented at the annual meeting upon which a vote may properly be taken, shares represented by duly executed and timely returned proxy cards will be voted on any such matter in accordance with the judgment of the named proxies.

How to Vote by Proxy

You may vote by proxy by completing, signing, dating and returning your proxy card(s) in the enclosed envelope.  If your shares are held in "street name" through a broker, you should provide written instructions to your broker on how to vote your shares.  As noted above, if you do not provide your broker with instructions on how to vote your shares, it is possible that your shares will not be voted in the same manner that you would have voted if you had provided instructions.  To ensure that your broker receives your instructions, you should promptly complete, sign and send to your broker in the envelope enclosed with this proxy statement the voting instruction form which is also enclosed.

You may also vote by proxy through the Internet at www.voteproxy.com (by following the on-screen instructions) or by telephone by calling toll-free 1-800-PROXIES from any touch-tone telephone and following the instructions.  You should have your proxy card(s) available when you access the web page or call.  You may also wish to check the voting form used by the firm that holds your shares to see if it offers telephone or Internet voting.

Changing Your Vote or Revoking Your Proxy

 You may change your vote or revoke your proxy at any time before the proxy is exercised.  If you submitted your proxy card(s) by mail, you must (i) file with the Secretary of the Company or other designee of the Company, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy you previously submitted or (ii) duly execute a later dated proxy relating to the same shares and deliver it to the Secretary of the Company or other designee before the taking of the vote at the annual meeting.  If you voted by proxy electronically through the Internet or by telephone as described above, you may simply vote again at a later date using the same procedures, in which case the later submitted proxy will be recorded and the earlier vote revoked.  Attendance at the annual meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary of the Company before the proxy is exercised or you vote by written ballot at the annual meeting.  If you hold your shares through a broker, bank or other nominee in "street name," you will need to contact them or follow the instructions in the voting instruction form used by the firm that holds your shares to revoke your proxy.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting.  However, if your shares are held in the name of your broker, bank or other nominee, you must obtain from your nominee and bring to the annual meeting a "legal proxy" authorizing you to vote your "street name" shares held as of the record date.

Proxy Solicitation and Expenses

All expenses of this solicitation will be borne by the Company, including the cost of preparing and mailing this proxy statement and the reimbursement of brokerage firms, banks and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of the Company's stock. In addition to solicitation by mail, certain directors, officers and regular employees of the Company, who will not receive additional compensation for solicitation, may solicit Proxies by telephone, overnight delivery service, facsimile or otherwise.

Delivery of Proxy Materials and Annual Report to Households

Applicable rules of the Securities and Exchange Commission permit companies and brokers, banks or other intermediaries to deliver a single copy of an annual report and proxy statement to households at which two or more beneficial owners reside.  This method of delivery, which eliminates duplicate mailings, is known as "householding." Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only a single copy of the Company's 2007 Annual Report and this proxy statement. If you hold your shares in your own name as a holder of record, householding will not apply to your shares.

Beneficial owners who reside at a shared address at which a single copy of the Company's 2007 Annual Report and this proxy statement is delivered may obtain a separate copy of the Company's 2007 Annual Report and/or this proxy statement without charge by sending a written request to Rock of Ages Corporation, 560 Graniteville Road, Graniteville, Vermont 05654, Attention:  Investor Relations, or by calling the Company at (800) 875-7353.  The Company will promptly deliver a copy of its 2007 Annual Report and/or this proxy statement upon request.

Not all brokers, banks or other intermediaries offer beneficial owners the opportunity to participate in householding.  If you want to participate in householding and eliminate duplicate mailings in the future, you must contact your broker, banker or other intermediary directly.  Alternatively, if you want to revoke your consent to householding and receive separate annual reports and proxy statements for each beneficial owner sharing your address, you must contact your broker, bank or other intermediary to revoke your consent.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

In accordance with our amended and restated certificate of incorporation, the members of the Board of Directors are divided into three classes, designated Class I, Class II and Class III, respectively, and are elected for a term of office expiring at the third succeeding annual stockholders' meeting following their election and until their successors are duly elected and qualified.  Our amended and restated certificate of incorporation also provides that the number of directors shall be fixed from time to time by a majority of the Board of Directors and that each class of directors shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board.  Currently, the total number of directorships has been fixed at seven members, allocated among the three classes as follows:  two directors in Class I; three directors in Class II and two directors in Class III.  There are currently serving two directors in Class I; two directors in Class II with one vacancy; and two directors in Class III.  The term of office of the current Class II directors expires at the annual meeting.  The Class I and Class III directors are serving terms that expire at the annual meeting of stockholders in 2010 and 2009, respectively.

 Pamela G. Sheiffer and Frederick E. Webster, Jr., the two Class II directors whose terms are expiring at the annual meeting, and Donald Labonte, our President/COO, who will become CEO of the Company on July 1, 2008 as a result of the retirement of Kurt M. Swenson as CEO, were recommended by our Corporate Governance and Nominating Committee, and nominated by the Board of Directors for election at the annual meeting for a three-year term of office expiring at the annual meeting of stockholders in 2011 and until their successors are duly elected and qualified. Ms. Sheiffer and Mr. Webster abstained from each of these votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR CLASS II DIRECTORS.  UNLESS OTHERWISE DIRECTED IN THE ACCOMPANYING PROXY, THE PERSONS NAMED THEREIN WILL VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES AS CLASS II DIRECTORS.

Stockholders may not cumulate their votes in the election of directors.  Stockholders entitled to vote for the election of directors may withhold authority to vote for any or all of the nominees for directors.  If either nominee becomes unavailable for any reason, then the shares represented by a duly executed and timely returned proxy will be voted FOR the other listed nominee and for such other nominee as may be designated by the Board of Directors as replacement for the nominee who became unavailable.  Discretionary authority to do so is included in the proxies.  Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

  The following table sets forth the names, ages and, if applicable, position with the Company, of the persons who have been nominated for election as Class II directors at the annual meeting, and the other current directors of the Company.  Ms. Sheiffer and Mr. Webster are incumbent directors.

NAME	AGE	TITLE

Nominees for Class II Directors

(For Terms Expiring at the 2011 Annual Meeting)

Donald M. Labonte	46	President/COO

Pamela G. Sheiffer (1)	62	Director

Frederick E. Webster Jr. (1)	70	Director

Continuing Class I Directors (Terms Expiring at 2010 Annual Meeting)

James L. Fox (2)	56	Director

Charles M. Waite (3)	75	Director

Continuing Class III Directors (Terms Expiring at 2009 Annual Meeting)

Richard C. Kimball (3)	67	Vice Chairman, Secretary and Director

Kurt M. Swenson	63	Chairman of the Board and Chief Executive Officer

(1)	Member of the Corporate Governance and Nominating Committee and the Compensation Committee.

(2)	Member of the Audit Committee and the Corporate Governance and Nominating Committee.

(3)	Member of the Audit Committee and the Compensation Committee.

Certain additional information concerning the directors and nominees for director is set forth below.  Other than Swenson Granite Company LLC ("Swenson LLC"), which could be considered an affiliate of the Company, and Rock of Ages Canada, Inc., a wholly-owned subsidiary of the Company, none of the corporations or organizations referred to below with which a director or nominee for director has been employed or otherwise associated is a parent, subsidiary or other affiliate of the Company.

Directors and Nominees for Election

James L. Fox, age 56, has been a director of the Company since October 1997. Since January 2007, he has been President and Chief Executive Officer, and from October 2005 to December 2006, he was Executive Vice President and Chief Operating Officer of FundQuest, Inc., a global provider of turnkey, open architecture wealth management programs and services for financial institutions and advisors. From September 2003 to October 2005, he was Executive Vice President and Chief Financial Officer of The BISYS Group, Inc. He was President of Fund Services Division of The BISYS Group, Inc. from April 2003 to September 2003. From August 2001 to April 2003, he was President and Chief Executive Officer of govOne Solutions, L.P., an electronic government payment service. From June 2000 to August 2001, he was Vice President-Corporate Development and Chief Financial Officer of Gomez, Inc., a research and consulting firm specializing in Internet quality measurement. Prior to joining Gomez, Mr. Fox had been Vice Chairman of PFPC Inc., a division of the PNC Financial Services Group, Inc. from December 1999 to June 2000. Before joining PFPC, Inc., Mr. Fox had an eleven year career with the Investor Services Group of First Data Corporation, a provider of processing and mutual fund and retirement services for mutual fund complexes, banks, insurance companies and advisory firms, including serving as President and Chief Executive Officer. Mr. Fox's current term as a director of the Company will expire at the Company's 2010 annual meeting of stockholders.

Richard C. Kimball, age 67, has been a director of the Company since 1986, and Vice Chairman since 1993.  He has been Secretary of the Company since April 2008. From 1993 to January 2001, he was Chief Operating Officer - Memorials Division of the Company and from January 2001 to December 2004, he was Chief Strategic and Marketing Officer. Prior to joining the Company, Mr. Kimball served as a director, principal and President of The Bigelow Company, Inc., a strategic planning and investment banking firm from 1972 until 1993. Mr. Kimball retired as an employee of the Company on December 31, 2004 and served as a consultant to the Company during 2005 and 2006. His current term as a director will expire at the Company's 2009 annual meeting of stockholders.

Donald M. Labonte, age 46, has been President and Chief Operating Officer since February 2008.  He was President and Chief Operating Officer/Quarry Division from December 2007 to February 2008, and President and Chief Operating Officer/Manufacturing Division from August 2002 to February 2008.  Mr. Labonte has been President of Rock of Ages Canada, Inc., a wholly owned subsidiary of the Company, since 1999. From January 2002 to July 2002, he was Vice President/Manufacturing of the Company. From 1998 to 1999, he was Vice President/General Manager of Rock of Ages Canada, Inc. From 1993 to 1998, Mr. Labonte was Director of Operations of Rock of Ages Canada, Inc. From 1980 to 1993, Mr. Labonte held various positions in the manufacturing plant at Rock of Ages Canada, Inc.  Mr. Labonte is a nominee for election as a Class II director.  If elected, his term will expire at the 2011 annual meeting of stockholders.

Pamela G. Sheiffer, age 62, has been a director of the Company since June 2004. Since 1997, she has been President of P. Joyce Associates, Inc., a consulting firm specializing in retail, manufacturing, licensing and providing services to investment firms. From 1995 to 1997, she was President of The Design and Source Company, a manufacturer and marketer of ladies apparel. From 1988 to 1995, she was Vice President of Merchandising and Marketing for the Retail Apparel Group, Inc. d/b/a Dots, a retailer of women's clothing with over 250 stores nationwide. Prior to that, Ms. Sheiffer held various senior management positions in retail, including Senior Vice President of May Department Stores. She is Chair of the Trustees Committee of Learning Leaders, New York City's largest educational nonprofit with over 154,000 volunteers in New York City schools. She was a member of the Board of Directors of Dan River Mills, Inc., a manufacturer and marketer of textile products for home fashions and apparel fabrics, from February 2005 to February 2006, has been a director of New York & Company (NYSE: NWY), a specialty retailer of fashion oriented, moderately priced women's apparel, since August 2006, and has been a Trustee of the American Management Association since June 2007. Ms. Sheiffer's current term as a director will expire at the Company's 2008 annual meeting of stockholders.

Kurt M. Swenson, age 63, has been Chief Executive Officer and Chairman of the Board of Directors of the Company since 1984. From 1984 to February 2008 he also served as President of the Company. Prior to the Company's initial public offering in 1997, Mr. Swenson had been the Chief Executive Officer and a director of Swenson Granite Company, Inc. from 1974 to September of 1997.  Mr. Swenson currently serves as non-executive Chairman of the Board of Swenson Granite Company, LLC, a Delaware limited liability company engaged in the granite curb and landscaping business. Swenson Granite Company, LLC may be deemed an affiliate of the Company. He is also a director of the National Building Granite Quarries Association, an industry association of United States-based dimension granite quarriers. Mr. Swenson's current term as a director will expire at the Company's 2009 annual meeting of stockholders.

Charles M. Waite, age 75, has been a director of the Company since 1985. Since 1989, Mr. Waite has been managing partner of Chowning Partners, a financial consulting firm that provides consulting services to New England companies. Mr. Waite's current term as a director will expire at the Company's 2010 Annual Meeting.

Frederick E. Webster Jr., Ph.D., age 70, has been a director of the Company since October 1997. He was a Professor of Management at the Amos Tuck School of Business Administration of Dartmouth College from 1965 until 2002, and is now the Charles Henry Jones Professor of Management Emeritus. He is also a management consultant and lecturer, and is the Jon Underwood Distinguished Research Fellow in Marketing at the Eller College of Management, University of Arizona. Mr. Webster's current term as a director will expire at the Company's 2008 Annual Meeting.

Executive Officers Who Are Not Directors

 Set forth below is certain information concerning non-director employees who are executive officers of the Company.  Each executive officer serves for a term of one year (and until his or her successor is chosen and qualified) at the discretion of the board. There are no family relationships between any of the Company's directors and executive officers.  Except for Rock of Ages Canada, Inc., none of the corporations or organizations referred to below with which an executive officer has been employed or otherwise associated is a parent, subsidiary or other affiliate of the Company.

Paul H. Hutchins, age 52, has been Vice President/Administration since October 2004.  From September 1993 to October 2004, he was Manager of Administration.  Mr. Hutchins has held numerous other positions during his 26 year career at Rock of Ages, including Director of Information Services (June 1989 - September 1993), Production Manager (Rock of Ages Canada, Inc., October 1987 - June 1989), Purchasing and Transportation Manager (June 1984 - October 1987) and Staff Engineer (December 1981 - June 1984).

Laura A. Plude, age 50, has been Vice President and CFO since August 2007.  She served briefly as Vice President/Finance from July 2007 to August 2007.  Ms. Plude was Director of Finance of the Company from August 2004 to July 2007. She was a staff accountant at the Company from August 1999 to August 2004. Prior to joining the Company, Ms. Plude was a self-employed CPA.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of our directors, other than Mr. Swenson, is independent under the listing standards of The Nasdaq Stock Market LLC.  Mr. Swenson currently serves as our Chairman and Chief Executive Officer ("CEO") and will continue to serve as CEO until June 30, 2008, at which time he will retire as CEO, but continue to serve as Chairman in a non-executive capacity.  Therefore, the Board of Directors determined that Mr. Swenson is not independent under the listing standards of the Nasdaq Stock Market LLC.  In addition, Donald Labonte, our President/COO and a nominee for election as a Class II director, would not be considered independent under the listing standards of the Nasdaq Stock Market, LLC if he is elected.  Mr. Labonte will succeed Mr. Swenson as CEO upon his retirement. In making its independence determinations, the Board of Directors reviewed transactions and relationships, if any, between the director or any member of his or her immediate family and us or one or more of our subsidiaries or affiliates based on information provided by the director, Company records and publicly available information.

Board Meetings and Committees. Annual Meeting Attendance

The Board of Directors met eleven times and acted by unanimous written consent three times in 2007.  Each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served during 2007.  Directors are encouraged but not required to attend the annual meeting of the Company's shareholders.  All of our directors attended the 2007 Annual Meeting of Stockholders.

The Board of Directors currently has three standing committees:  the Compensation Committee, the Corporate Governance and Nominating Committee, and the Audit Committee.  The functions of these committees and the number of meetings held during 2007 are described below.

Compensation Committee

The members of the Compensation Committee are Richard C. Kimball, Pamela G. Sheiffer, Charles M. Waite (Chairman), and Frederick E. Webster Jr.  The Compensation Committee has a charter, a current copy of which is available on our website at www.rockofages.com. Such charter does not provide for the delegation by the Compensation Committee of its authority.

The principal function of the Compensation Committee is to oversee the remuneration arrangements (including benefits) for the executive officers of the Company. The Compensation Committee has also administered and made grants of stock-based awards under the Company's 2005 Stock Plan (the "2005 Plan").  The Compensation Committee met twice as a committee and acted by unanimous consent twice during 2007.

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee are James L. Fox, Pamela G. Sheiffer, and Frederick E. Webster Jr. (Chairman).  The Corporate Governance and Nominating Committee has a charter, a current copy of which is available on our website at www.rockofages.com.

The key functions of the Corporate Governance and Nominating Committee are:  identifying and recommending to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the board; advising the board with respect to board composition, procedures and committees; developing and recommending to the board a set of corporate governance guidelines applicable to the Company and corporate governance matters generally; and overseeing the evaluation of the board and its committees.  The Corporate Governance and Nominating Committee met twice as a committee during 2007.

Among the qualifications that the Corporate Governance and Nominating Committee will consider in selecting director candidates are experience, skills, expertise, relevant industry background and knowledge, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest, material relationships with the Company and independence from management of the Company.  While the Corporate Governance and Nominating Committee has not formally adopted any specific, minimum qualifications that it believes must be met by a Committee-recommended nominee, or any specific qualities or skills that it believes are necessary for one or more of the Company's directors to possess, the Committee will require that the nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board's oversight of the business and affairs of the Company, and that the nominee have a record and reputation for honest and ethical conduct in both his or her professional and personal activities.

 The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders.  In considering candidates submitted by stockholders, the Committee will take into consideration the needs of the Board of Directors and the qualifications of the proposed candidate.  To have a candidate considered by the Corporate Governance and Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name and address of the stockholder and evidence of the person's ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•

The name, age, business and residence address of the proposed candidate, the proposed candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected by the Corporate Governance and Nominating Committee and nominated by the Board of Directors.

In order for a proposed candidate recommended by a stockholder as described above to be considered by the Corporate Governance and Nominating Committee and nominated by the board for election at an annual meeting of stockholders, the stockholder recommendation and information described above must be sent by certified or registered mail, return receipt requested, to the attention of the Secretary at Rock of Ages Corporation, 560 Graniteville Road, Graniteville, Vermont 05654 and must be received by the Secretary not less than 120 days prior to the anniversary date of the Company's preceding annual meeting of stockholders.

While the Corporate Governance and Nominating Committee has not adopted any formal process for identifying and evaluating potential nominees for director, the identification process includes asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the board; for example, retirement as a senior executive of a company or other organization or exiting government or military service.  The Corporate Governance and Nominating Committee also may, from time to time, engage firms that specialize in identifying director candidates, although it has not done so to date.  As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Corporate Governance and Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further.  If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee will contact the person.  If the person expresses a willingness to be considered and to serve on the board, the Committee will request information from the candidate, review the person's accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and will conduct one or more interviews with the candidate.  In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments.  The Committee would normally not alter its evaluation process based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Audit Committee

The Company has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The members of the Audit Committee are James L. Fox (Chairman), Richard C. Kimball, and Charles M. Waite.  The Board of Directors has determined that James L. Fox is an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act, and each of the committee members is independent under Rule 10A-3(b)(1) under the Exchange Act and as independence is defined for audit committee members in the listing standards of The NASDAQ Stock Market LLC.  The Audit Committee has a charter, a current copy of which is available on our website at www.rockofages.com.

The principal function of the Audit Committee is to endeavor to assure the integrity and adequacy of financial statements issued by the Company.  The Audit Committee met five times and acted by unanimous consent four times during 2007. The report of the Audit Committee in respect of fiscal year 2007 is included in this proxy statement at page 22.

Stockholder Communication With The Board Of Directors

The Board of Directors has established a process to receive communications from stockholders by mail.  Stockholders who wish to communicate with the Board of Directors or a particular director or group of directors may send a letter to the Secretary of the Company at 560 Graniteville Road, Graniteville, Vermont 05654.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors or members of a board committee by either name or title.

All communications received as set forth in the preceding paragraph will be forwarded to and opened by the Secretary for the sole purpose of determining whether the contents contain a message or other communication to one or more of our directors.  Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee.  In the case of communications to the board or any individual director or group or committee of directors, the Secretary will make sufficient copies of the contents to send to such director or each director who is a member of the group or committee to which the envelope is addressed.

NON-EMPLOYEE DIRECTOR COMPENSATION

During the 2007 fiscal year, directors who were not also officers of the Company were paid annual directors' retainers at the rate of $30,000.  Audit Committee members were paid an additional annual retainer fee of $2,000 and members of other committees were paid additional annual retainers of $1,000.  The outside director's retainers and committee retainers are paid in quarterly installments.

For the 2008 fiscal year, directors who are not also employees of the Company will be paid annual directors' retainers of $30,000.  Audit Committee members are paid an additional annual retainer fee of $2,000 and members of other committees are paid additional annual retainers of $1,000 for each committee.  Directors are also eligible for grants under the 2005 Stock Plan.  We reimburse our non-employee directors for travel and lodging expenses that they incur in connection with their attendance of directors' meetings and stockholder meetings.

As disclosed on page 7 of this proxy statement, Kurt M. Swenson, the Chairman/CEO of the Company, will retire as CEO on June 30, 2008 and remain Chairman of the Board of Directors in a non-executive capacity.  He will continue as an employee of the Company until September 30, 2008, at which time he will retire, but continue to serve as non-executive Chairman.  As non-executive Chairman, Mr. Swenson will be paid an annual non-executive Chairman's fee that is at least $20,000 more than the annual fee paid to the next highest paid member of the Board of Directors, or such other amount determined by the Compensation Committee or the full Board of Directors (excluding the Chairman) in its sole discretion.  The Company will commence paying the non-executive Chairman's fee upon Mr. Swenson's retirement, and will pay a prorated fee for 2008.

Actual Fiscal 2007 Non-Employee Director Compensation

The following table shows the compensation paid to our non-employee directors for the 2007 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
James L. Fox	33,000	-	-	-	-	-	33,000
Richard C. Kimball	30,000	-	-	-	-	-	30,000
Pamela G. Sheiffer	31,000	-	-	-	-	-	31,000
Charles M. Waite	33,000	-	-	-	-	-	33,000
Frederick E. Webster, Jr.	33,000	-	-	-	-	-	33,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 28, 2008 certain information with respect to the beneficial ownership of the Common Stock by (i) each director, (ii) each Named Executive Officer (as defined below), (iii) each beneficial owner of more than 5% of either class of the outstanding Common Stock known to the Company, and (iv) all directors and executive officers of the Company as a group.  This information is based upon information received from or on behalf of the individuals or entities named below, except as otherwise noted.  The Class B Common Stock is convertible on a share‑for‑share basis into Class A Common Stock.  The Class B Common Stock is entitled to ten votes per share and the Class A Common Stock is entitled to one vote per share.  Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission.  Except as indicated in the footnotes below, the Company believes, based on the information furnished or otherwise available to it, that the person and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.  The calculation of beneficial ownership is based upon 4,812,342 shares of Class A Common Stock and 2,603,721 shares of Class B Common Stock outstanding as of April 28, 2008.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of such person, shares of Class A Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 28, 2008 were deemed to be outstanding, and shares of Class B Common Stock owned by such person were deemed to be converted into Class A Common Stock.  Such shares were not deemed to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

NAME AND ADDRESS OF BENEFICIAL OWNER (1)	SHARES OF CLASS B COMMON STOCK BENEFICIALLY OWNED		SHARES OF CLASS A COMMON STOCK BENEFICIALLY OWNED
	NUMBER	PERCENT OF CLASS	NUMBER (2)	PERCENT OF CLASS (2)

North Star Investment Management Corp. (3) 20 North Wacker Drive, Suite 1416 Chicago, IL 60606	-	-	445,127	9.2%

Lord Abbett & Co., LLC (4) 90 Hudson Street Jersey City, NJ 07302	-	-	354,301	7.3%

Dimensional Fund Advisors, Inc (5) 1299 Ocean Avenue Santa Monica, CA 90401	-	-	301,689	6.3%

Connors Investor Services, Inc.(6) 2727 Allen Parkway, Suite 460 Houston, TX 77019	-	-	287,650	6.0%

AXA Financial, Inc. (7) 1290 Avenue of the Americas New York, NY 10104	-	-	246,095	5.1%

Kuby Gottlieb Special Value Fund, LP(8) 25 North Wacker Drive, Suite1416 Chicago, IL 60606	-	-	245,000	5.1%

Kurt M. Swenson (9) **	1,005,000	38.5%	1,135,000	19.5%
Kevin C. Swenson (10) Willougby Colby Rd. Warner, NH 03278	1,023,489	39.3%	1,023,489	17.5%
Robert Pope 46 Grand View Farm Road Barre, VT 05641-8335	144,875	5.5%	160,875	3.2%
Richard C. Kimball **	29,126	1.1%	102,126	2.1%
Charles M. Waite (11)**	29,126	1.1%	51,000	1.0%
James L. Fox**	-	*	1,000	*
Frederick E. Webster Jr.**	-	*	5,000	*
Donald Labonte (12)**	-	*	15,000	*
Pamela G. Sheiffer**	-	*	2,500	*
Richard M. Urbach(13)**
All directors and executive officers as a group (9 persons)	1,063,252	40.1%	1,338,826	22.8%

**	Named Executive Officer and/or Director

*	Less than 1%

(1)	The business address of each director and executive officer of the Company is c/o Rock of Ages Corporation, 560 Graniteville Road, Graniteville, Vermont 05654.

(2)

For each beneficial owner (and directors and executive officers as a group), (i) the number of shares of Class A Common Stock listed includes (or is comprised solely of) the number of Class A shares owned outright or under outstanding vested options and a number of shares equal to the number of shares of Class B Common Stock, if any, listed as beneficially owned by such beneficial owner(s) and (ii) the percentage of Class A Common Stock listed assumes the conversion on April 28, 2008 of all shares of Class B Common Stock, if any, listed as beneficially owned by such beneficial owner(s) into Class A Common Stock and also that no other shares of Class B Common Stock beneficially owned by others are so converted.

(3)

According to a Schedule 13G/A dated March 28, 2008, Northstar Investment Management Corp., in its capacity as investment advisor or manager, may be deemed to be the beneficial owner of the listed shares that are held of record by certain investment companies, trusts or other accounts it advises or manages.

(4)

According to a Schedule 13G dated February 13, 2008, Lord Abbett & Co., LLC, in its capacity as an investment advisor or manager, may be deemed to be the beneficial owner of the listed shares that are held of record by certain investment companies, trusts or other accounts it advises or manages.

(5)

According to a Schedule 13G dated February 6, 2008, Dimensional Fund Advisors, Inc., in its capacity as an investment advisor or manager, may be deemed to be the beneficial owner of the listed shares that are held of record by certain investment companies, trusts or other accounts it advises or manages.

(6)

According to a Schedule 13G dated February 14, 2006, Connors Investment Services, Inc., in its capacity as an investment advisor or manager, may be deemed to be the beneficial owner of the listed shares that are held of record by certain investment companies, trusts or other accounts it advises or manages.

(7)

According to a Schedule 13G dated February 14, 2008, AXA Financial, Inc. in its capacity as an investment advisor or manager, may be deemed to be the beneficial owner of the listed shares that are held of record by certain investment companies, trusts or other accounts it advises or manages.

(8)

According to a Schedule 13G dated December 27, 2007, Kuby Gottleib Special Value Fund, LP in its capacity as an investment advisor or manager, may be deemed to be the beneficial owner of the listed shares that are held of record by certain investment companies, trusts or other accounts it advises or manages.

(9)

Kurt M. Swenson is the brother of Kevin C. Swenson. Includes 1,005,000 shares of Class B Common Stock and 130,000 shares of Class A Common Stock held by the Kurt M. Swenson Revocable Trust of 2000. Kurt M. Swenson, as the sole trustee of the Kurt M. Swenson Revocable Trust of 2000, beneficially owns such shares.

(10)	Kevin C. Swenson is the brother of Kurt M. Swenson.

(11)	Includes 6,000 shares of Class A Common Stock subject to currently exercisable stock options.

(12)	Includes 15,000 shares of Class A Common Stock subject to currently exercisable options.

(13)	Richard M. Urbach resigned as President and Chief Operating Officer of the retail operations of the Company on January 17, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, certain officers and beneficial owners of more than 10% of our Common Stock to file with the Securities and Exchange Commission reports of initial beneficial ownership and changes in beneficial ownership of our Common Stock.  Based solely upon a review of reports filed during or in respect of the fiscal year ended December 31, 2007 pursuant to Section 16(a) of the Exchange Act, and/or written representations by our directors and such officers, if applicable, the Company is not aware of any such reporting person who or which has not filed on a timely basis such reports required by Section 16(a) of the Exchange Act during or in respect of such fiscal year.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information concerning the compensation of our Chief Executive Officer and our other two most highly compensated executive officers who served in such capacities during the year ended December 31, 2007 (the "Named Executive Officers").

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (1)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kurt M. Swenson, Chairman/CEO (Principal Executive Officer)	2007 2006	$446,500 (2) $446,500 (2)	-	-	-	-	$46,125 (3) $34,318 (3)	$1,301 (4) $1,650 (4)	$493,926 $482,468
Donald Labonte, President/COO	2007 2006	$253,800 (5) $237,600 (5)	$10,300 (6) $25,000 (7)	- -	- -	$29,700 -	- -	$33,538 (8) $48,830 (9)	$327,338 $311,430
Richard M. Urbach, President/COO-Retail Division	2007 2006	$160,008 $150,008	$25,000 (10) $25,000 (11)	- -	- -	- -	- $8,098	$101,386 (12) $1,650 (13)	$286,394 $184,756

(1)	Incentive payments under the 2007 Annual Incentive Plan were accrued in 2007 but paid in 2008.

(2)	For 2006 and 2007, includes $100,000 of salary earned but deferred in each year at the election of Mr. Swenson pursuant to the Rock of Ages Key Employees Deferred Salary Plan (the "DS Plan").

(3)	Interest credited on deferred compensation pursuant to the DS Plan in excess of 120% of the applicable federal long term rate for 2006 and 2007, respectively.

(4)	For 2006 and 2007, respectively, amount represents Company match on 401(k) deferrals.

(5)

For 2006, Mr. Labonte, a citizen of Canada, was paid an annual base salary of $270,000 CDN ($237,600 USD).  For the purposes of this table, to calculate his 2006 annual base salary in U.S. dollars, we used a currency conversion rate of $.88 US to $1.00 CDN, which represents the average of the exchange rates as of the end of each month during fiscal 2006, as published in the Wall Street Journal.  For 2007, Mr. Labonte was paid an annual base salary of $270,000 CDN ($253,800 USD).  For the purposes of this table, to calculate his 2007 annual base salary in U.S. dollars, we used a currency conversion rate of $.94 U.S. to $1.00 CDN, which represents the average of the exchange rates as of each month during fiscal 2007, as published in the Wall Street Journal.

(6)

Discretionary bonus of $10,958 CDN ($10,300 USD) paid in 2008 for 2007 performance. To calculate the amounts paid in U.S. dollars, we used a currency conversion rate of $.94 U.S. to $1.00 CDN, which represents the average of the exchange rates as of the end of each month during fiscal 2007, as published in the Wall Street Journal.

(7)

Discretionary bonus of $28,410 CDN ($25,000 USD) paid in 2007 for 2006 performance. To calculate the amounts paid in U.S. dollars, we used a currency conversion rate of $.88 U.S. to $1.00 CDN, which represents the average of the exchange rates as of the end of each month during fiscal 2006, as published in the Wall Street Journal.

(8)

See "Narrative to Summary Includes $18,800 USD ($20,000 CDN) paid by the Company to Mr. Labonte's self-directed retirement account under the Retirement Plan for Salaried Employees of Rock of Ages Canada, Inc. and $838 ($891 CDN) paid for a life insurance policy on Mr. Labonte's life, payable to his heirs. Effective during fiscal 2007, Rock of Ages Canada, Inc. established a supplemental retirement plan for Mr. Labonte, which is intended to take the place of the unfunded supplemental deferral account referred to in Note (9) below.  Rock of Ages Canada has funded the supplemental retirement account with $106,693 USD ($113,503 CDN) which represents the amount of the unfunded liability of the supplemental deferral account. In addition, Rock of Ages Canada paid $13,900 USD ($14,787 CDN) into the supplemental retirement plan for Mr. Labonte for 2007. For the purposes of this table, to calculate the amounts paid in 2007 for Mr. Labonte's retirement arrangements, we used a currency conversion rate of $.94 USD to $1.00 CDN, which represents the average of the exchange rates as of each month during fiscal 2007, as published in the Wall Street Journal. See "PENSION AND POST RETIREMENT BENEFITS - Canadian Retirement Plans" at page 17 of this proxy statement.

(9)

Includes $16,720 USD ($19,000 CDN) paid by the Company to Mr. Labonte's self-directed retirement account under the Retirement Plan for Salaried Employees of Rock of Ages Canada, Inc.  Also includes $13,894 USD ($15,789 CDN) credited to an unfunded, supplemental deferral account for the benefit of Mr. Labonte and $18,216 USD ($20,700 CDN) withdrawn by Mr. Labonte in 2007.  The amounts therein are intended as supplemental retirement benefits but under Canadian law were immediately available to Mr. Labonte for any purpose.  The supplemental account was an unfunded liability of the Company's subsidiary, Rock of Ages Canada, Inc. and any amounts so deferred did not earn interest. For the purposes of this table, to calculate the amounts paid in 2006 for Mr. Labonte's retirement arrangements, we used a currency conversion rate of $.88 USD to $1.00 CDN, which represents the average of the exchange rates as of the end of each month during fiscal 2006, as published in the Wall Street Journal.

(10)	Discretionary bonus paid in 2007 for 2006 performances.

(11)	Discretionary Bonus paid in 2008 for 2007 performances.

(12)	Includes $99,686 paid by the Company for relocation expense reimbursement in 2007. Also includes $1,700 Company match on 401(k) deferrals.

(13)	Amount represents Company match on 401(k) deferrals.

Narrative to Summary Compensation Table

The Compensation Committee of the Board of Directors (the "Compensation Committee") is primarily responsible for reviewing, approving, and overseeing the Company's compensation plans and practices, and works with management to establish the Company's executive compensation programs.  Our executive compensation program consists of four key components:  base salary, annual bonus awards, equity based incentives in the form of stock options, and retirement benefits.

Base Salary

The Compensation Committee annually reviews the Chief Executive Officer's ("CEO") salary and the CEO's recommendations with regard to the base salaries of our other executive officers.  The Compensation Committee did not increase the rate of base salaries for our executive officers in 2007 and has decided not to increase base salaries for our executive officers in 2008.

Non-Equity Incentive Plans and Cash Bonuses

Our executive officers, including the Named Executive Officers, participated in the 2007 Annual Incentive Plan, which was adopted by the Compensation Committee and sets forth corporate and divisional performance measures for each participating employee, as well as target award values.  Performance under the Incentive Plan is measured by the achievement of certain levels of earnings before interest and taxes ("EBIT"), net of incentive payments.  In the case of executive officers responsible for an operating division, EBIT targets are set at both the corporate and divisional levels.  The CEO's EBIT targets are set at the corporate level only.  The target award values for 2007 for the named executive officers under the Incentive Plan as a percentage of base salary are set forth below:

	Target Award Values (% of Base Salary)
	Threshold	Target	Maximum

Kurt M. Swenson, Chairman/Chief Executive Officer	10%	25%	50%

Donald M. Labonte, President and COO	10%	25%	50%

Richard M. Urbach, President and COO/Retail Division	10%	25%	50%

The Compensation Committee may also pay discretionary bonuses to officers if, in the Compensation Committee's sole discretion, a participant has achieved corporate, divisional or personal goals worthy of reward.  The Compensation Committee awarded discretionary bonuses for 2007 performance to Mr. Labonte, ($10,300) the Company's Chief Operating Officer ("COO") and Mr. Urbach, ($25,000) who was the Company's President and COO of retail operations until his resignation on January 17, 2008.

Stock Options

Our 2005 Stock Plan was established to provide certain employees with an opportunity to share, along with our stockholders, in our long-term performance.  Historically, we have granted stock options which vest based upon continued employment, typically over a three to five year period. All options are granted with maximum terms that expire ten years after the date of grant (or upon earlier termination of the option holder's employment).  Typically, we have granted options to executive officers when they are first appointed.  In 2007, the Compensation Committee met and determined that option grants for existing executive officers would not be appropriate.  The specifics of option holdings among our Named Executive Officers are shown at page 15 of this proxy statement under the caption "OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END."

Retirement Benefits

We maintain a defined benefit plan (the "DB Plan") for non-union employees and we have entered into salary continuation agreements (the "SC Agreements") with certain officers, including the CEO.  We also have a deferred salary plan (the "DS Plan") for certain management and highly compensated employees.  At the present time, the CEO is the only active participant in the DS Plan.  Our COO, who is a Canadian citizen, is not eligible to participate in these plans.  Accordingly, we provide retirement benefits to our COO and our Canadian employees through separate retirement plans sponsored by Rock of Ages Canada, Inc, our Canadian subsidiary.  The specifics of our retirement programs are shown at page 16 of this proxy statement under the caption "PENSION AND POST-RETIREMENT BENEFITS."

Employment Agreements

The CEO, Mr. Swenson, had an employment agreement with the Company, which was terminated on April 28, 2008 in connection with the CEO retirement agreement described at page 18 of this proxy statement.  The COO of the Company's retail division (the "Retail COO"), Mr. Urbach, who resigned on January 17, 2008 but was an executive officer during 2007, also had an employment agreement with the Company, which was terminated in connection with the purchase and sale of the retail division on January 17, 2008.  These agreements generally provided for the payment of base salary, severance, and change in control payments.  Our other executive officers do not have employment agreements.  The employment arrangements with the Named Executive Officers are described in greater detail at pages 18 and 19 of this proxy statement under the caption "EMPLOYMENT AGREEMENTS."

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning options to purchase Class A Common Stock held by the Named Executive Officers at December 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kurt M. Swenson	-	-	-	-	-	-	-	-	-
Donald Labonte	15,000	-	-	$5.98	2/8/2012	-	-	-	-
Richard M. Urbach (1)	-	-	-	-	-	-	-	-	-

(1)	Richard M. Urbach resigned as President and Chief Operating Officer of the retail operations of the Company on January 17, 2008.

OPTION EXERCISES AND STOCK VESTED

During 2007 none of the Named Executive Officers exercised any stock options or became vested in any restricted stock.

PENSION AND POST-RETIREMENT BENEFITS

Defined Benefit Pension Plan

We maintain a qualified defined benefit pension plan (the "DB Plan") for non-union employees of Rock of Ages Corporation.  The DB Plan is noncontributory and provides benefits based upon a formula calculated by reference to length of service and final average earnings.  As of December 31, 2007, the Pension Plan provides an annual life annuity at age 65 equal to 1.8% per year of a participant's highest consecutive five year average compensation (excluding bonus) during the last ten years of employment" ("Final Average Compensation"), plus 0.4% per year of a participant's Final Average Compensation in excess of social security covered compensation times the years of service, up to a maximum of 30 years.  Participants who have attained the age of 55 and who have at least 10 years of service may elect to receive early retirement benefits under the DB Plan.  In the case of early retirement, the amount of the monthly pension benefit will be equal to the monthly accrued pension benefit, determined as of the early retirement date, reduced actuarially for each month that the early retirement date precedes the normal retirement date.

The following table shows the total estimated annual retirement benefits payable upon normal retirement under the DB Plan for the Named Executive Officers at the specified executive remuneration and years of continuous service.

Final Average Compensation	15 Years	20 Years	25 Years	30 Years	35 Years
$125,000	$37,861	$50,481	$63,102	$75,722	$75,722
$150,000	$46,111	$61,481	$76,852	$92,222	$92,222
$175,000	$54,361	$72,481	$90,602	$108,722	$108,722
$200,000	$62,611	$83,481	$104,352	$125,222	$125,222
$225,000	$70,861	$94,481	$118,102	$141,722	$141,722
$250,000	$79,111	$105,481	$131,852	$158,222	$158,222
$275,000	$87,361	$116,481	$145,602	$174,722	$174,722
$300,000	$95,611	$127,481	$159,352	$191,222	$191,222
$325,000	$103,861	$138,481	$173,102	$207,722	$207,722
$350,000	$112,111	$149,481	$186,852	$224,222	$224,222
$375,000	$120,361	$160,481	$200,602	$240,722	$240,722
$400,000	$128,611	$171,481	$214,352	$257,222	$257,222
$425,000	$136,861	$182,481	$228,102	$273,722	$273,722
$450,000	$145,111	$193,481	$241,852	$290,222	$290,222
$475,000	$153,361	$204,481	$255,602	$306,722	$306,722
$500,000	$161,611	$215,481	$269,352	$323,222	$323,222

The CEO is the only named executive officer participating in the DB Plan, and has 34 years of service.  The above table of estimated benefits does not reflect the limits imposed by federal law on retirement compensation levels, which limit the actual pension benefits payable under the DB Plan.  According to an estimate prepared by the independent administrator of the DB Plan dated January 1, 2008, the estimated annual pension benefit payable to the CEO on his normal retirement date upon achieving age 65 is approximately $140,000.  The COO, a Canadian citizen, is not eligible to participate in the DB Plan.  The Retail COO, Mr. Urbach, resigned from employment on January 17, 2008 and was not vested in the DB Plan at the time he resigned.

Salary Continuation Agreements

In addition to the DB Plan, we have salary continuation agreements ("SC Agreements") which provide for supplemental pension benefits to certain current and former officers of the Company.  The CEO is the only Named Executive Officer who is covered by an SC Agreement. The SC Agreements provide a 100% joint and survivor annuity at age 65 equal to a percentage, ranging from 0.6% to 1.1% of a participant's highest annual base compensation times full years of service.  A participant may elect, with the approval of the Board of Directors, early retirement and receive benefits under the SC Agreement without reduction as long as the participant has attained the age of 55.

The following table sets forth the supplemental pension benefits for the CEO under his SC Agreement.

Name	Highest Annual Base Compensation	Total Years of Service at Age 65	Annual Retirement Benefit at Age 65

K. Swenson	$481,000	26	137,566

Deferred Salary Plan

We established the Rock of Ages Key Employees Deferred Salary Plan (the "DS Plan") for certain management and highly compensated employees.  Participation in the DS Plan is limited to those employees designated by the Board of Directors in its sole discretion, and who satisfy the following criteria:  (1) the employee has attained the age of 55; (2) the employee is an executive officer; (3) the employee has completed a minimum of ten years of continuous service with the Company; and (4) the employee's annual base salary, fringe benefits and other non-cash compensation exceeds $200,000 (subject to adjustment each year to reflect the average percentage change in the base salaries of all officers of the Company).  The CEO is the only executive officer who currently participates in the DS Plan.

Participants may make an irrevocable election to defer up to $100,000 annually under the DS Plan. Any amounts deferred are reflected in deferred salary accounts created by the Company.  Interest at the rate of 12% per annum is credited on a monthly basis to each Participant's deferred salary account. The aggregate account balances remain part of the general unrestricted assets of the Company. Participants do not have any right or claim to any specific assets of the Company, but only a claim against the Company as a general, unsecured creditor to the extent of the undistributed portion of their deferred salary account. Benefits under the DS Plan are paid upon the retirement, death or disability of the participant or other termination of participation, subject to certain procedures relating to distribution. Each year prior to making a deferral, participants must elect the method of distribution that will apply to that deferral upon retirement under the DS Plan.  Participants have three distribution options:  (i) Interest only on the undistributed account balance at 12% per annum, payable monthly, quarterly or annually for the life of the participant or his/her spouse, with distribution of the remaining account balance payable upon the death of the participant or his/her spouse, whichever is later; (ii) as provided in (i) above, but subject to a term certain of not less than 10 nor more than 20 years with respect to the payment of interest only; or (iii) level payment amortization of the participant's account balance as of the commencement of payments, plus interest on the undistributed account balance at 12% per annum, over any of the time periods available under (i) or (ii) above.

Canadian Retirement Plans

Our Canadian subsidiary, Rock of Ages Canada, Inc. ("ROA Canada"), has a retirement plan for our Canadian employees, the Retirement Plan for Salaried Employees of Rock of Ages Canada, Inc. (the "Basic Canadian Retirement Plan") which is registered with the Province of Quebec and the Government of Canada. All salaried, non-union employees of ROA Canada are participants in the Basic Canadian Retirement Plan, including Mr. Labonte. Pursuant to the Basic Canadian Retirement Plan, ROA Canada contributes 8% of a participant's monthly compensation each month to each participant's account. The investments in the account are self-directed by each participant with a range of investment options. ROA Canada may, in its discretion, make an additional contribution to a participant's account, up to a maximum aggregate amount of 13% of a participant's salary per year (including amounts previously contributed during the year). For 2007, Canadian law allowed a maximum contribution per individual to the Basic Canadian Retirement Plan of $20,000 CDN.

During 2006, we contributed the full $16,720 USD ($19,000 CDN) allowable under Canadian law to Mr. Labonte's self-directed retirement account under the Basic Canadian Retirement Plan.  In 2006, we also made a discretionary contribution equal to $13,894 USD ($15,789 CDN) to an unfunded supplemental deferral account for the benefit of Mr. Labonte, which brought the total amount contributed by ROA Canada for retirement benefits for Mr. Labonte to $30,614 USD ($34,789 CDN).  The discretionary contribution is intended to supplement the maximum allowable contributions under Canadian law.  Such contributions were an unfunded liability of ROA Canada, and did not earn interest. In 2007, we contributed $18,800 USD (the full $20,000 CDN allowable under Canadian law) to Mr. Labonte's self-directed retirement account under the Basic Canadian Retirement Account.  Effective in 2007 ROA Canada established a supplemental retirement plan for Mr. Labonte ("Canadian Supplemental Plan"). The Canadian Supplemental Plan is funded as a retirement compensation arrangement as defined in article 248 of the Canadian Income Tax Act. We made an initial contribution to the Canadian Supplemental Plan equal to $106,693 USD ($113,503 CDN), which was the amount accrued from prior years under the unfunded supplemental deferral account referred to above.  The only participant in the Canadian Supplemental Retirement Plan is Mr. Labonte. Each year, ROA Canada may make a contribution to the Canadian Supplemental Plan equal to 13% of Mr. Labonte's base salary, less any amounts paid to the Basic Canadian Retirement Plan for Mr. Labonte.  For 2007, we made a contribution to the Canadian Supplemental Plan equal to $13,900 USD ($14,787 CDN).  We may make additional contributions to the Canadian Supplemental Retirement Plan at our discretion. Normal retirement age under the Canadian Supplemental Plan is 65 years, however, the participant may elect early retirement at age 55, or may elect to postpone normal retirement to not later than age 71. Upon early, normal or postponed retirement, Mr. Labonte is entitled to a lump sum equal to the value of the contributions made to the Canadian Supplemental Plan, plus accrued earnings of the Plan, or he may elect to be paid in installments over 5 years from the retirement date.

Post Employment Health Care Policy

 It is our policy to provide post-employment health care coverage to our executive officers and their spouses who retire at age 55 or older. The form and type of benefits to be provided is the coverage that is in effect for active employees from time to time, and the retiree pays his or her portion of the premium for such coverage, as the same may be set from time to time. We reserve the right, in our sole discretion, to change or amend such coverage, the retiree's share of the premium and/or such other terms of the coverage as we deem necessary or advisable, or to cease providing such coverage altogether.  Coverage is provided to  executive officers who retire at age 55 or older and to their spouses until they reach age 65, provided, however, that health care coverage for a spouse terminates when the executive officer reaches (or would have reached) age 68, regardless of whether the spouse has reached age 65.

EMPLOYMENT AGREEMENTS

Swenson Employment Arrangements

During 2007 and up to April 28, 2008, the Company had an employment agreement with the CEO, Mr. Swenson (the "Swenson Employment Agreement"), for retention of his services as President and Chief Executive Officer of the Company. The term of the Swenson Employment Agreement commenced on October 24, 1997, the date of consummation of the Company's initial public offering.  On April 28, 2008, the Company entered into a retirement agreement with Mr. Swenson, pursuant to which Mr. Swenson will retire as CEO of the Company, effective at the close of business on June 30, 2008.  Mr. Swenson will remain a full-time employee of the Company, and will continue to be paid his regular salary for a three-month period following his retirement as CEO in order to facilitate an orderly transition of his CEO duties to his successor, Donald Labonte, currently the COO of the Company.  Mr. Swenson will remain Chairman of the Board of Directors, but commencing as of his retirement as CEO, he will serve in such position in a non-executive capacity.  At the close of business on September 30, 2008, Mr. Swenson will retire as a full-time employee of the Company; he will continue to serve as non-executive Chairman of the Board of Directors.  In light of the additional duties he will assume as non-executive Chairman, he will be paid an annual non-executive Chairman's fee that is at least $20,000 more than the annual fees paid to the next highest paid member of the Board of Directors, or such other amount determined by the Compensation Committee or the full Board of Directors (excluding the Chairman) in its sole discretion.

Pursuant to the retirement agreement, in addition to the benefits Mr. Swenson is due under the various retirement plans in which he is a participant, the Company will transfer to him at no cost his 2004 Company Jeep, and will allow him to retain his laptop computer and Blackberry wireless device, and will provide him with a Company email account and technical support in connection with his duties and responsibilities as non-executive Chairman.

In connection with the retirement agreement, the Swenson Employment Agreement was terminated and neither the Company nor Mr. Swenson has any further right, claim or obligation under the Swenson Employment Agreement.

The Urbach Employment Agreement

The Company also had an employment agreement with the Retail COO, Mr. Urbach, (the "Urbach Employment Agreement") for the retention of his services as President and Chief Operating Officer of the Retail Division. The Urbach Employment Agreement commenced on September 15, 2004, and was terminated on January 17, 2008, in connection with Mr. Urbach's participation in the purchase of the Company's Retail Division and his resignation at the closing thereof.  In connection with the termination of the Urbach Employment Agreement and the sale of the Retail Division, Mr. Urbach agreed to waive any rights to severance or change in control payments provided in the Urbach Employment Agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Transactions with Related Persons, Promoters and Certain Control Persons

Transactions With Related Persons

In connection with and prior to its initial public offering in 1997, the Company effected a reorganization whereby, among other things, the Company's then parent corporation, Swenson Granite Company, Inc. ("Swenson Granite"), was merged with and into the Company, with the Company as the surviving corporation, and, immediately prior to such merger, Swenson Granite distributed its curb and landscaping business to its stockholders through a pro rata distribution of all of the member interests in a newly formed limited liability company named Swenson Granite Company LLC ("Swenson LLC"). Kurt M. Swenson, the Company's Chairman and Chief Executive Officer, and his brother Kevin C. Swenson, each own approximately 31% of Swenson Granite LLC. Certain other executive officers and directors of the Company collectively own approximately 9% of Swenson LLC. Kurt M. Swenson serves as a non-officer Chairman of the Board of Swenson LLC, but has no involvement with its day-to-day operations. Robert Pope, a holder of more than 5% of the Class B Common Stock, is Swenson LLC's President and Chief Executive Officer, and including shares owned by his wife and children, owns 12% of Swenson LLC. Neither Kurt M. Swenson nor any other officer or director of the Company, receives salary, bonus, expenses or other compensation from Swenson LLC, except for any pro rata share of earnings attributable to their ownership interest in Swenson LLC.

 Swenson LLC owns two granite quarries: one in Concord, New Hampshire and another in Woodbury, Vermont. Both have been owned by Swenson LLC (or its predecessor Swenson Granite) for more than 40 years. Because of the proximity of the Woodbury quarry to Barre, Vermont, the Company provides, and may continue to provide, certain maintenance services and parts to the Woodbury quarry and is reimbursed for the cost of such services. During 2007, the Company received approximately $39,000 for such maintenance services and parts. Both the Company and Swenson LLC have the right to terminate these services at any time. The Company also purchases Concord blocks and other products from Swenson LLC at market prices. The Company's purchases of granite provided by Swenson LLC in 2007 were approximately $4,000. Swenson LLC also purchases granite blocks and slabs from the Company. Such purchases amounted to approximately $23,000 in 2007. The Company believes these arrangements with Swenson LLC are not material and that they are on terms as favorable, or more favorable, to the Company than would be available from an unrelated party for comparable granite products. Both of Swenson LLC 's quarries produce gray granite primarily for curb and landscape use. Although Rock of Ages' gray granite from its Barre and Stanstead quarries is used primarily for memorial use, it may be in competition with Swenson LLC in some markets, including the supply of its gray granites for other than memorial use. Swenson LLC has supplied its Woodbury granite to manufacturers of government grave markers made for the Veterans' Administration for many years and Rock of Ages has not been in the business of selling or manufacturing its gray granites for use in Veterans markers.

On January 17, 2008, we entered into a definitive stock purchase agreement with PKDM Holdings, Inc., a corporation owned by Richard M. Urbach, the President and Chief Operating Officer of our retail operations, and James Barnes, the financial manager of our retail operations.  Pursuant to the stock purchase agreement, we sold all of our retail operations to PKDM for a purchase price of $8 million, paid in cash at the closing, which was completed on January 17, 2008.  We classified our retail operations as a discontinued operation as of December 31, 2007, and recorded a write down in the carrying value of the retail division of approximately $5.9 million as of that date.

The determination to sell the retail operations was reached after our Board engaged in a lengthy process of fully exploring strategic alternatives with the assistance of Covington Associates, LLC, a Boston-based investment banking firm selected by a special committee of non-employee directors and retained by the Company in 2006.  The sale to PKDM was recommended to the Board by this special committee following the solicitation of bids from interested parties, and Covington Associates delivered a favorable opinion to the Board with respect to the fairness to the Company, from a financial point of view, of the consideration to be received by the Company in the transaction.

 In connection with the transaction, we entered into a five year supply agreement with PKDM and its operating subsidiary,  North American Heritage Services, Inc. ("NAHS"), naming it as an authorized Rock of Ages retailer in the existing retail territories formerly serviced by its owned retail stores, and NAHS has agreed to minimum annual memorial purchases from the Company of $3.5 million during each year of the five year term, excluding private mausoleums.

Mr. Urbach and Mr. Barnes resigned from employment with the Company at the closing.  Mr. Urbach entered into a resignation agreement with the Company at the closing, pursuant to which Mr. Urbach agreed to waive any severance or change in control payment that may have been due him pursuant to his employment agreement.  The Company agreed to pay Mr. Urbach a performance bonus of $25,000 for 2007 performance.

On April 28, 2008, the Company entered into a retirement agreement with the CEO, Mr. Swenson, pursuant to which Mr. Swenson will retire as CEO of the Company, effective at the close of business on June 30, 2008.  Mr. Swenson will continue to serve as Chairman of the Board of Directors, but will serve in such position in a non-executive capacity.  Mr. Swenson will retire as a full-time employee of the Company on September 30, 2008, and will continue to serve as non-executive Chairman.  For additional information about  the retirement agreement, please see the discussion at page 18 of this proxy statement under the caption "EMPLOYMENT AGREEMENTS."

Review, Approval or Ratification of Transactions with Related Persons

Upon the recommendation of the Audit Committee, in March 2007 the Company's Board of Directors adopted a written policy under which related person transactions must be pre-approved by the Audit Committee.  Under the policy, generally a related person transaction is any transaction, arrangement or relationship involving an amount exceeding $75,000 between the Company and any executive officer, director or 5% stockholder (and their family members), or any entity in which any such person is an executive officer, director, general partner, managing member or person in a similar position, has a 5% or greater ownership interest, or of which such person is an employee who will receive a direct economic benefit from the transaction.  Prior to the Company entering into a related person transaction, the Company's management must submit the proposed transaction to the Audit Committee for consideration at a meeting.  The Audit Committee considers all of the relevant facts and circumstances available to it, including (if applicable) but not limited to:  the benefits to the Company; the impact on a director's independence in the event the person in question is a director, an immediate family member of a director, or an entity in which a director is an equity holder or of which a director is an executive officer, general partner, managing partner or a person in a similar position; the availability of other sources for comparable products or services; the terms of the proposed transaction; and the terms available to unrelated third parties or to employees generally.  No member of the Audit Committee may participate in any review, consideration or approval of any related person transaction with respect to which such member of any of his or her immediate family members is the related person.  The Audit Committee will approve only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders. Approval by a majority of the members of the Audit Committee (or by the Chairman of the Audit Committee in the circumstances described below) will be sufficient to approve a related person transaction.

As described above, the written policy provides that proposed related person transactions would normally be considered by the Audit Committee at a meeting.  However, the policy includes procedures to address situations when approvals need to be sought between scheduled Audit Committee meetings.  The policy provides that in those instances in which the Company's general counsel, in consultation with the Company's Chief Executive Officer and the Chairman of the Audit Committee, determines that it is not practical or desirable for the Company to delay seeking approval of a related person transaction until the next scheduled Audit Committee, or until a special meeting of the Audit Committee can be convened, the management shall submit the proposed related person transaction to the Chairman of the Audit Committee, who will have delegated authority to consider and act on behalf of the Committee with respect to the proposed related person transaction.  In that event, the Chairman of the Audit Committee will consider all of the relevant facts and circumstances available to the Chairman, including (if applicable) but not limited to those described above which would be considered by the Audit Committee at a meeting at which the proposed related person transaction was being considered.  If a related person transaction is approved in this manner by the Chairman of the Audit Committee, such approval will be reported to the Audit Committee at its next meeting.

Equity Compensation Plan Information

The following table sets forth information regarding the Company's equity compensation plan as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercises of outstanding options, warrants and rights.	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	196,000	$6.11	500,000

Equity compensation plans not approved by security holders	None	None	None

Total	196,000	$6.11	500,000

(1)

On June 22, 2005 at our Annual Meeting of Stockholders, the stockholders approved the Rock of Ages Corporation 2005 Stock Plan (the "2005 Plan"). The 2005 Plan permits awards of stock options (including both incentive stock options and nonqualified stock options) and restricted stock. A maximum of 550,000 shares of Class A Common Stock may be issued under the 2005 Plan. The 2005 Plan is administered by the Compensation Committee, which has the authority to determine the recipients of awards under the 2005 Plan and, subject to the 2005 Plan, the terms and condition of such awards. The 2005 Plan replaces the Rock of Ages Corporation 1994 Stock Plan (the "1994 Plan") which expired in November 2004. Although grants made under the 1994 Plan prior to its expiration remain outstanding, no further grants may be made under the Plan.

AUDIT COMMITTEE REPORT

The Audit Committee has the responsibility and authority described in the charter of the Audit Committee, which has been approved and adopted by the Board. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company's independent registered public accounting firm performing the external audit of the Company.  Management is responsible for the Company's internal controls, financial reporting process and compliance with laws and regulations.

 In fulfilling its oversight responsibilities, the Audit Committee met and held discussions with management and the Company's independent registered public accounting firm.  Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company's independent registered public accounting firm.  The Audit Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees), and as otherwise modified or supplemented, including the quality and acceptability of the Company's accounting principles as applied in its financial reporting and the reasonableness of significant judgments.

The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and the Audit Committee discussed with the independent registered public accounting firm the firm's independence.  The Audit Committee also considered whether non-audit services provided by the Company's independent registered public accounting firm during the last fiscal year and described on page 18 of this proxy statement were compatible with maintaining the firm's independence.

Based upon the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission on March 31, 2008, and the Board of Directors approved such inclusion.  The Audit Committee also appointed Grant Thornton LLP as the Company's independent registered public accounting firm for fiscal year 2008, and the Board of Directors ratified such appointment.

                                                                                                AUDIT COMMITTEE

                                                                                                James L. Fox (Chairman)

                                                                                                Richard C. Kimball (Appointed April 2008)

                                                                                                Charles M. Waite

                                                                                                Frederick E. Webster, Jr. (Term ended April 2008)

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed Grant Thornton LLP ("Grant Thornton") as the Company's independent registered public accounting firm for fiscal year 2008.  The Board of Directors has directed that this appointment be submitted to the stockholders for ratification at the annual meeting.  Grant Thornton has audited the Company's financial statements since September 2005.  Representatives of Grant Thornton are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Stockholder ratification of the appointment of Grant Thornton as the Company's independent registered public accounting firm for fiscal year 2008 is not required by our Amended and Restated By-Laws, or otherwise, but is being pursued as a matter of good corporate practice.  In the event the Company's stockholders fail to ratify the appointment, the Audit Committee will reconsider the retention of that firm.  Even if the appointment is ratified, the Audit Committee, in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.  The affirmative vote of the holders of Common Stock representing a majority of the voting power of the shares of Common Stock present or represented by proxy at the annual meeting will be required to ratify the appointment of Grant Thornton as the Company's independent registered public accounting firm for the fiscal year 2008.

The following table shows the fees paid by Rock of Ages for the audit and other services provided by Grant Thornton LLP and its affiliates for fiscal 2007 and 2006.  The Audit Committee considered all of these services rendered by Grant Thornton LLP and its affiliates to be compatible with the maintenance of Grant Thornton LLP's and its affiliates' independence.

The Audit Committee did not utilize the de minimis exception to the pre-approval requirements to approve any services provided by Grant Thornton LLP and its affiliates during fiscal 2007.

	2007	2006(1)
Audit Fees (2)	$538,852	$456,238
Tax Fees (3)	71,353	63,815
All Other Fees	-	-
Total	$610,205	$520,053

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by Rock of Ages' independent auditors, provided the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting and the Audit Committee ratifies the approval of such non-audit services by the Chair.

(1)	In addition to the amounts shown in the table above, which were paid to Grant Thornton LLP and its affiliates for services for fiscal 2006, we also paid KPMG LLP $36,415 in audit fees.

(2)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings, including out of pocket expenses.

(3)	For fiscal 2007 and 2006, respectively, tax fees included solely tax compliance fees.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2008.  UNLESS OTHERWISE DIRECTED IN THE ACCOMPANYING PROXY, THE PERSONS NAMED THEREIN WILL VOTE "FOR" SUCH RATIFICATION.

OTHER MATTERS

The Board of Directors does not know of any other matters to come before the annual meeting other than those described above.  However, if any such other matters shall properly come before the annual meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy card(s) to exercise such proxies and thus vote the shares represented thereby in accordance with their best judgment to the extent permitted by the applicable rules of the Securities and Exchange Commission.  Discretionary authority for them to do so is contained in the enclosed proxy card(s).

STOCKHOLDER PROPOSALS

Under the rules and regulations of the Securities and Exchange Commission, proposals of stockholders intended to be presented in the Company's proxy statement and forms of proxy for the Company's 2009 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than January 28, 2009 and must otherwise satisfy the conditions established by the Securities and Exchange Commission to be considered for inclusion in the Company's proxy statement and proxy cards for that meeting.

Under our Amended and Restated By-Laws, proposals of stockholders intended to be submitted for a formal vote (other than proposals to be included in the Company's proxy statement and forms of proxy) at the Company's 2009 Annual Meeting of Stockholders may be made only by a stockholder of record who has given notice of the proposal to the Secretary of the Company which is received at the Company's principal executive offices no earlier than February 22, 2009 and not later than March 24, 2009.  The notice must contain certain information as specified in our Amended and Restated By-Laws.  Any such proposal received after March 24, 2009 will not be considered "timely" under the federal proxy rules for purposes of determining whether the proxies designated by the Company for such meeting may use discretionary authority to vote on such proposal.

ANNUAL REPORT AND FORM 10-K

The Company is sending, prior to or concurrently with this proxy statement, to all of its stockholders of record as of April 28, 2008, a copy of its Annual Report to Stockholders for the fiscal year ended December 31, 2007.  The 2007 Annual Report includes the Company's audited consolidated financial statements for the fiscal year ended December 31, 2007.

A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (excluding exhibits) as filed with the Securities and Exchange Commission is available without charge upon written request by any stockholder to Rock of Ages Corporation, 560 Graniteville Road, Graniteville, Vermont 05654, Attention:  Investor Relations.

By Order of the Board of Directors

/s/ Richard C. Kimball

Richard C. Kimball

Secretary

Graniteville, Vermont
May 16, 2008